UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 14, 2015

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements.  Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in BioTime’s periodic reports filed with the SEC under the heading “Risk Factors” and other filings that BioTime may make with the Securities and Exchange Commission.  Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change.  Except as required by law, BioTime disclaims any intent or obligation to update these forward-looking statements.

Section 3 - Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

Background

During March 2014, we sold 70,000 shares of Series A Convertible Preferred Stock (“Preferred Shares”) to certain private investors for $3,500,000 in cash. Each share of Series A Share was convertible, at the election of the holder, into BioTime common shares at a conversion price of $4.00 per share, representing a current conversion ratio of 12.5 common shares for each Preferred Share.  All of the outstanding Preferred Shares would have automatically been converted into common shares in accordance with their terms on March 4, 2019 (the “Automatic Conversion Date”).  The Preferred Shares carried a cumulative annual preferred dividend of 3% of the subscription price per share, or approximately $1.50 per share.

Conversion of Preferred Shares to Common Shares

On August 14, 2015, we entered into Preferred Stock Conversion Agreements (the “Agreements”) with the holders of the Preferred Shares pursuant to which they agreed to convert all of their Preferred Shares into BioTime common shares on that date.  In accordance with the conversion provisions of the Preferred Shares, we issued a total of 875,000 common shares upon the conversion of the Preferred Shares.  In consideration of the agreements to convert their Preferred Shares into common shares prior to the Automatic Conversion Date, we issued promissory notes to the holders of the Preferred Shares that will entitle them to receive total payments of principal and interest equal to the amount of dividends that they would have received had they held their Preferred Shares until the Automatic Conversion Date.

Principal and interest accrued on the promissory notes will be paid in equal semi-annual installments on January 31 (with interest accrued from July 1 through December 31 of the preceding year) and July 31 (with interest accrued from January 1 through June 30 of such year) of each year until March 4, 2019 at which date the final payment of the remaining principal balance of the promissory notes with interest accrued from January 1, 2019 will be due and payable.

Securities Act Exemptions

The offer and sale of the common shares and promissory notes was made without registration under the Securities Act of 1933, as amended, in reliance upon the exemptions provided under Section 3(a)(9) and Section 4(a)(2) thereof and Rule 506 thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: August 20, 2015	By:	/s/ Michael D. West
Chief Executive Officer